News Release

Media Relations Contact
David Naumann
612-587-2522
david.naumann@retek.com

Investor Relations Contact
Bob Kleiber
612-587-2398
robert.kleiber@retek.com

Retek Reports Second Quarter Results

Results Paced By Strong Services Growth

Minneapolis — July 22, 2003 — Retek Inc. (NASDAQ: RETK) today reported second quarter total revenue of $42.9 million and software license revenue of $21.7 million compared with total revenue of $37.6 million and software license revenue of $20.2 million in the first quarter of 2003. The contract value for software license fees signed in the second quarter was $16.4 million compared with $28.9 million in the first quarter of 2003. Services revenue was $21.2 million in the second quarter of 2003 compared with $17.4 million in the first quarter of 2003. The significant increase in services revenue was due to the completion of several projects during the quarter. In the second quarter of 2002, the Company reported total revenue of $60.8 million, software license revenue of $45.7 million and services revenue of $15.0 million.

On a GAAP basis, the Company reported a second quarter basic and diluted net loss of $0.11 per share compared with a net loss of $0.18 per share in the first quarter of 2003 and net income of $0.04 per share in the second quarter of 2002. On an operational basis, which excludes non-cash expenses for stock-based compensation, amortization of intangibles, accelerated depreciation, and certain other non-cash charges, the Company reported a net loss of $0.03 per share in the second quarter of 2003 compared with a net loss of $0.05 per share in the first quarter of 2003 and a net profit of $0.10 per share in the second quarter of 2002.

In the second quarter of 2003, the Company added five new customers, including Whole Foods Markets, the world’s largest retailer of natural and organic foods with sales of over $2.5 billion; Saan Stores, a Canadian apparel retailer with sales of about $250 million; Hugo Boss Shops, the retail operation of Hugo Boss Group, a leading fashion apparel manufacturer and retailer; and Eastern Mountain Sports, an outdoor specialty retailer with over 80 stores and part of the $1 billion American Retail Group (ARG).

Compared to the first quarter of 2003, software license margins declined due to higher costs related to software development contracts, while services margins increased due to the higher revenue levels and improved utilization. R&D expense increased in the second quarter compared to the first quarter of 2003 as a result of using additional third-party resources in lieu of Company personnel to build out new software functionality. These third party R&D costs are expected to decline as projects are completed in late 2003 or early 2004. Sales and marketing expense declined on lower bonus accruals and the full effect of headcount reductions made in the first quarter was realized.

As anticipated, the Company’s key financial metrics were impacted by lower cash collections in the second quarter compared to very strong cash collection in the first quarter of 2003. Deferred revenue declined to $47.2 million in the second quarter and days sales outstanding (DSO) was 80 days compared with 91 days in the first quarter of 2003. Cash flow from operations was a negative $7.2 million in the second quarter and the Company’s cash and investments balance declined by $4.4 million to $87.5 million. For the first half of 2003, cash flow from operations was breakeven and cash and investments increased by $2.0 million.

Commenting on the results, Retek’s President and CEO Marty Leestma said, “The second quarter was generally in-line with our expectations and guidance and we continued to make progress in making the business more efficient and productive. We had important competitive wins in the quarter and secured incremental business at several existing customers. Importantly, we made significant progress on previously made commitments to customers resulting in improved customer satisfaction and opportunities for additional software license business. The business environment remains challenging and we have more work to do to bring the Company back to consistent profitability and positive cash flow. We have a highly talented and committed team of people at Retek and that gives me confidence we will be very successful as the economy improves and business activity rebounds.”

The Company anticipates the contract value for software license fees signed in the third quarter will be in the range of $13 million to $19 million. We expect total third quarter revenue to be in the range of $41 to $43 million and the per share operational results to be in the range of a loss of $0.02 to breakeven.

Retek will webcast a conference call to review the results on July 22, 2003, at 11 am EDT. It will be available at www.retek.com (under Company — Investor Relations) or www.ccbn.com. The conference call will also be available via telephone, at (719) 457-2601. A replay of the conference call will be available on the Retek and CCBN websites and by telephone at (719) 457-0820 (conf ID #424821) beginning approximately two hours after the call is completed. This press release and additional financial information are available on Retek’s website, at www.retek.com.

About Retek Inc.
Retek Inc. (Nasdaq: RETK) is the leading provider of mission-critical software and services to the retail industry. Retek 10 integrates collaborative software with patented predictive technologies, consulting services, and the best practices of customers and partners to help retailers create, manage and fulfill consumer demand. Leading global retailers, including Tesco, Best Buy, Gap, Sainsbury’s, Eckerds and Selfridges use Retek solutions. Retek is a trademark of Retek Inc. Other names may be trademarks of their respective owners.

Forward-looking statements contained in this press release are made under the Safe Harbor Provision of the Private Securities Litigation Reform Act of 1995. These statements relate to future events or future financial performance and may, in some cases, be identified by terminology such as “may”, “will”, “should”, “expects”, “intends”, “plans”, “anticipates”, “believes”, “estimates”, “predicts”, “potential”, “continue”, or the negative of these terms or other comparable terminology. Any such statements are subject to risks and uncertainties that could cause actual results to differ materially from those anticipated. Such risks and uncertainties include, without limitation, fluctuations in our quarterly operating results, our restructuring plans and cost reduction measures failing to achieve the desired results, on-going litigation that may result in substantial costs and divert management’s attention and resources, the demand for and market acceptance of our software solutions, our ability to develop and market new products on a timely basis, general economic conditions in the retail industry and other risks and uncertainties that are described from time to time in the Company’s Annual Report on Form 10-K for year ended December 31,2002, and other reports filed with the Securities and Exchange Commission.

Retek Inc.
Consolidated Statements of Operations
(Unaudited, in thousands, except per share amounts)

	Three Months Ended		Six Months Ended
	June 30,		June 30,

	2003	2002	2003	2002

Revenue:
License and maintenance	$21,708	$45,711	$41,864	$87,443
Services and other	21,186	15,045	38,588	26,860

Total revenue	42,894	60,756	80,452	114,303
Cost of revenue:
License and maintenance	6,747	10,300	12,224	19,887
Non-cash stock-based compensation amortization	38	51	111	101
Non-cash purchased software amortization	872	1,550	2,011	2,362

Total cost of license and maintenance revenue	7,657	11,901	14,346	22,350
Services and other	15,520	10,632	29,175	19,304
Non-cash stock-based compensation amortization	30	157	160	315

Total costs of services and other revenue	15,550	10,789	29,335	19,619
Total cost of revenue	23,207	22,690	43,681	41,969

Gross profit	19,687	38,066	36,771	72,334
Operating expenses:
Research and development	12,037	13,573	21,832	25,592
Non-cash stock-based compensation amortization	121	365	437	725

Total research and development expense	12,158	13,938	22,269	26,317
Sales and marketing	8,550	14,175	18,525	27,496
Non-cash stock-based compensation amortization	41	142	172	296

Total sales and marketing expense	8,591	14,317	18,697	27,792
General and administrative	3,440	4,316	8,338	7,890
Non-cash stock-based compensation amortization	34	85	117	174

Total general and administrative expense	3,474	4,401	8,455	8,064
Acquisition related amortization of intangibles	1,645	2,048	3,442	4,492

Total operating expenses	25,868	34,704	52,863	66,665
Operating income (loss)	(6,181)	3,362	(16,092)	5,669
Other income, net	209	828	759	1,217

Income (loss) before income tax provision	(5,972)	4,190	(15,333)	6,886
Income tax provision	151	1,953	170	3,018

Net income (loss)	$(6,123)	$2,237	$(15,503)	$3,868

Basic net income (loss) per common share	$(0.11)	$0.04	$(0.29)	$0.07
Weighted average shares used in computing basic net income (loss) per common share	53,639	52,384	53,409	52,490
Diluted net income (loss) per share	$(0.11)	$0.04	$(0.29)	$0.07
Weighted average shares used in computing diluted net income (loss) per share	53,639	54,934	53,409	55,248

Retek Inc.
Reconciliation from GAAP to non-GAAP Operational Income
(Unaudited, in thousands, except per share amounts)

	Three Months Ended		Six Months Ended
	June 30,		June 30,

	2003	2002	2003	2002

GAAP operating income (loss)	$(6,181)	$3,362	$(16,092)	$5,669
Acquisition and compensation non-cash charges	2,781	4,398	6,450	8,465
Accelerated depreciation related to lease abandonment	312	—	1,689	—
CEO severance costs	—	—	700	—
Non-operational accrual adjustment	—	—	(390)	—
Other income, net	209	828	759	1,217

Net operational income (loss) before operational income tax provision (benefit)	(2,879)	8,588	(6,884)	15,351
Operational income tax provision (benefit)	(1,080)	3,221	(2,582)	5,757

Non-GAAP operational income (loss)	$(1,799)	$5,367	$(4,302)	$9,594

Non-GAAP Basic net income (loss) per share, operational	$(0.03)	$0.10	$(0.08)	$0.18
Shares used in computing basic net income (loss) per share, operational	53,639	52,384	53,409	52,490
Non-GAAP diluted net income (loss) per share, operational	$(0.03)	$0.10	$(0.08)	$0.17
Shares used in computing diluted net income (loss) per share, operational	53,639	54,934	53,409	55,248

We provide operational income and operational income per share in the press release as additional information for our operating results. The measures are not in accordance with, or an alternative for, generally accepted accounting principles and may be different from operational income and per share measures used by other companies. Operational income has been adjusted to exclude the effects of non-cash expenses for stock-based compensation, amortization of intangibles, accelerated depreciation, and other certain non-cash charges. We believe that this presentation of operational income and operational income per share provides useful information to investors regarding certain additional financial and business trends relating to our financial condition and results of operations. The effective tax rate used in calculating operational net income (loss) is 37.5%.

Retek Inc.
Consolidated Balance Sheet
(Unaudited, in thousands)

	June 30,	Dec. 31,
	2003	2002

Assets
Cash and cash equivalents	$67,119	$56,464
Investments	15,244	29,045
Accounts receivable, net	37,904	43,185
Other current assets	7,454	8,011

Total current assets	127,721	136,705
Investments	5,127	—
Property and equipment, net	14,818	19,513
Intangible assets, net	22,837	28,287
Goodwill, net	13,817	13,817
Other assets	283	245

Total assets	$184,603	$198,567

Liabilities and stockholders’ equity
Accounts payable	$20,563	$15,708
Accrued liabilities	10,841	13,345
Accrued restructuring costs	16,366	18,702
Deferred revenue	41,959	42,012
Note payable, current portion	84	81

Total current liabilities	89,813	89,848
Deferred revenue, net of current portion	5,200	7,193
Note payable, net of current portion	31	78

Total liabilities	95,044	97,119
Stockholders’ equity
Common stock	539	532
Paid-in-capital	281,262	278,680
Deferred stock compensation	(1,017)	(1,451)
Accumulated other comprehensive income	1,095	504
Accumulated deficit	(192,320)	(176,817)

Total stockholders’ equity	89,559	101,448

Total liabilities and stockholders’ equity	$184,603	$198,567